Exhibit 99.3

PDL BioPharma, Inc.
Q3 2016
November 3, 2016

Following are some of the key points regarding PDL’s third quarter 2016 financial and business results.

Highlighted Financial Results from Q3 2016

•	Total revenues of $53.6 million and $177.8 million for the three and nine months ended September 30, 2016, respectively.

•	GAAP diluted EPS of $0.08 and $0.45 for the three and nine months ended September 30, 2016, respectively.

•	GAAP net income attributable to PDL's shareholders of $13.9 million and $73.9 million for the three and nine months ended September 30, 2016, respectively.

•	Non-GAAP net income of $18.9 million and $118.2 million for the three and nine months ended September 30, 2016, respectively.

The largest component of the difference in non-GAAP net income compared to GAAP net income is the exclusion of (i) the mark-to-market reduction in fair value of our investments in royalty rights and (ii) the amortization of intangible assets. A full reconciliation of all components of the GAAP to non-GAAP quarterly financial results can be found in Table 4 at the end of our press release.
Updates on royalty-bearing products relating to Queen et al. Patents

Tysabri® (Approved royalty-bearing product relating to Queen et al. patents)

•	Continue to receive royalties on Tysabri from Biogen with respect to sales of the licensed product manufactured prior to patent expiry in jurisdictions providing patent protection licenses.

•	Q3 2016 PDL royalty revenue was $15.0 million based upon Biogen’s sales from Q2 2016.

•	Historical royalty and sales data is listed [in the table below.]

Solanezumab (Unapproved royalty-bearing product relating to Queen et al. patents)

•	Lilly reported that completed enrollment and continuing patient follow up on Phase 3 clinical trial.

•	Top line data from Phase 3 trial in mild Alzheimer’s disease expected in December 2016. Lilly expected to file for product approval in 1H17 if data are positive.

•	PDL has a 2% know-how royalty on solanezumab which runs for 12.5 years from the date of its first sale.

Noden Pharma

•
On July 1, 2016, Noden Pharma DAC, a newly-formed company organized under the laws of Ireland purchased from Novartis the exclusive worldwide rights to manufacture, market, and sell the branded prescription medicine product sold under the name Tekturna® and Tekturna HCT® in the United States and Rasilez® and Rasilez HCT® in the rest of the world (collectively the "Noden Products") and certain related assets and will assume certain related liabilities in exchange for the following cash commitments: $110.0 million paid on July 1, 2016, the closing date of the acquisition, $89.0 million payable on the first anniversary of the closing date and up to $95.0 million of additional cash consideration contingent on achievement of sales targets and the date of the launch of a generic drug containing the pharmaceutical ingredient aliskiren.

•
On July 1, 2016, PDL entered into an investment and stockholders’ agreement with Noden Pharma DAC and an affiliate and certain members of Noden’s management. PDL acquired an approximately 99% equity stake and obtained the majority voting power of Noden, for a total cash consideration of $75.0 million. It is expected that PDL’s equity ownership stake will ultimately be reduced to 88% upon the vesting of shares granted to Noden's noncontrolling interest holders.

PDL BioPharma, Inc.
Q3 2016
November 3, 2016

•
In July 2016, Noden began earning profits on the sale of Tekturna, Tekturna HCT, Rasilez and Rasilez HCT. During the transitional service period, we expect to receive monthly reporting from Novartis, that is, generally after Novartis has sold the Noden Products. We recognize revenue when we can reliably estimate such amounts and collectability is reasonably assured.

•
Product revenues were derived from sales of the Noden Products. Pursuant to the purchase agreement, when Noden Pharma DAC (Noden) acquired the exclusive worldwide rights to manufacture, market, and sell the Noden Products from Novartis. Novartis was required to continue distributing the Noden Products during the third quarter of 2016 and transferred profits with Noden on a net basis (i.e. net of cost of manufacturing and a fee to Novartis). Noden is commercializing the products in the U.S. as of the fourth quarter of 2016.

Updates on Income Generating Assets

Royalty Rights Assets
The following table provides additional details with respect the fair value of the PDL royalty rights assets as of December 31, 2015 and with changes to September 30, 2016 as reflected in our Balance Sheet:

	Fair Value as of	New Royalty	Royalty Rights -	Fair Value as of
	Dec. 31, 2015	Assets	Change in Fair Value	Sept. 30, 2016
Depomed	$191,865	$0	$(57,559)	$134,306
VB	17,133	0	(2,328)	14,805
U-M	70,186	0	(5,549)	64,637
ARIAD	50,041	50,000	103	100,144
AcelRx	67,437	0	6,612	74,049
Avinger	2,542	0	(667)	1,875
KYBELLA	0	9,500	276	9,776
	$399,204	$59,500	$(59,112)	$399,592

The following table provides additional details with respect PDL royalty rights - change in fair value for the nine months ended September 30, 2016 and reflected in our Income Statement:

		Change in	Royalty Rights -
	Cash Royalties	Fair Value	Change in Fair Value
Depomed	$38,383	$(57,559)	$(19,176)
VB	1,142	(2,328)	(1,186)
U-M	2,199	(5,549)	(3,350)
ARIAD	4,575	103	4,678
AcelRx	3	6,612	6,615
Avinger	915	(667)	248
KYBELLA	23	276	299
	$47,240	$(59,112)	$(11,872)

PDL BioPharma, Inc.
Q3 2016
November 3, 2016

Updates on Royalty Rights Assets
Depomed, Inc.

•
We have reduced the fair value of the Depomed royalty rights year to date 2016 by $57.6 million, primarily due to a reduction in Glumetza royalties received and a reduction in future cash flows due to lower projected demand data, greater erosion of market share due to the launch of a generic, and higher gross-to-net adjustments for Glumetza. As you will recall, Glumetza was marketed by Salix until its acquisition by Valeant. Because we have limited information from Valeant, we employ an independent third party consulting group to assist us in our quarterly evaluation of Glumetza and the other Depomed products on which we receive or will receive royalties. In February and August 2016, generic competitors to Glumetza launched as expected. The impact of the generic on pricing and gross-to-net has been greater than typical generic models would predict.

•
PDL received a $6 million milestone payment for FDA approval of Jentadueto® XR in the second quarter of 2016. Jentadueto XR is the third approved product for which we will receive royalties from our Depomed royalty rights assets. We expect to begin receiving royalties on Jentadueto XR in the fourth quarter of 2016.

•
On September 21, 2016, the Company obtained a notification indicating that the FDA approved Invokamet XR for use in patients with Type 2 diabetes. The product approval triggered a $5.0 million approval milestone payment to the Company. Based on the FDA approval and expected product launch, the Company adjusted the timing of future cash flows and discount rate used in the discounted cash flow model at September 30, 2016.

•	Since PDL’s acquisition of the Depomed royalty rights in October 2013, PDL has received $185.6 million in net cash payments.

•	PDL and Depomed are in the process of conducting a royalty audit on Glumetza royalties owed by Valeant.

•	Glumetza royalty payment for October 2016 is $8 million, which will be included in PDL’s fourth quarter results.

ARIAD Pharmaceuticals, Inc.

•
On July 28, 2016, PDL funded the second tranche of $50 million to ARIAD. This agreement was entered into in July 2015, in exchange for royalties on the net revenues of Iclusig. As a result of the second tranche payment, under the terms of the ARIAD Royalty Agreement, PDL’s royalty percentage increased to 5.0% of the U.S. and European net revenues of Iclusig and 5.0% of the payments ARIAD receives elsewhere in the world until December 31, 2018.  Beginning January 1, 2019 and thereafter, the royalty rate will increase to 6.5% in all jurisdictions and continue until December 31, 2033, subject to a put option of PDL upon the occurrence of specified events and a call option of ARIAD.

•
On October 31, 2016, Ariad reported that its application for approval for brigatinib had been accepted for filing by the FDA and was granted Priority Review. Brigatinib is a backup source of repayment to PDL in the Ariad transaction.

KYBELLA Royalty Agreement

•
On July 8, 2016, PDL entered into a royalty purchase agreement with an individual, whereby the Company acquired that individual's rights to receive certain royalties on sales of KYBELLA® by Allergan, in exchange for a $9.5 million cash payment and up to $1.0 million in future milestone payments based upon product sales targets. The first revenues on this transaction were recognized in Q3 2016.

PDL BioPharma, Inc.
Q3 2016
November 3, 2016

Notes Receivable
The following tables present the carrying value and fair value of notes receivevable held by PDL:

	September 30, 2016			December 31, 2015
	Carrying Value	Fair Value Level 2	Fair Value Level 3	Carrying Value	Fair Value Level 2	Fair Value Level 3
(In thousands)
Assets:
Wellstat Diagnostics note receivable	$50,191	$—	$52,688	$50,191	$—	$55,970
Hyperion note receivable	1,200	—	1,200	1,200	—	1,200
LENSAR note receivable	43,909	—	43,909	42,271	—	42,618
Direct Flow Medical note receivable	60,111	—	62,484	51,852	—	51,992
Paradigm Spine note receivable	—	—	0	53,973	—	54,250
kaléo note receivable	146,707	—	143,884	146,778	—	146,789
CareView note receivable	18,879	—	20,168	18,640	—	19,495
Total	$320,997	$—	$324,333	$364,905	$—	$372,314

Updates on Notes Receivable

Wellstat Diagnostics, LLC

•
On July 29, 2016, the Supreme Court of New York issued its Memorandum of Decision granting the Company’s motion for summary judgment and denying the Wellstat Diagnostics Guarantors’ cross-motion for summary judgment.  The Supreme Court of New York held that the Wellstat Diagnostics Guarantors are liable for all “Obligations” owed by Wellstat Diagnostics to PDL.  It did not set a specific dollar amount due, but ordered that a judicial hearing officer or special referee be designated to determine the amount of the Obligations owing, and awarded PDL its attorneys’ fees and costs in an amount to be determined.  The Supreme Court of New York has also set a hearing on August 23, 2016 to consider the implication of the status quo ante instruction on certain actions of the Wellstat Diagnostics Guarantors and whether to issue a writ of attachment.

•
On September 1, 2016, the Company filed a motion for relief pursuant to New York law (i) restraining the Wellstat Diagnostics Guarantors from making any sale, assignment, transfer or interference in any of their property, or from paying over or otherwise disposing of any debt, and (ii) authorizing the Company to examine the assets of each of the Wellstat Diagnostics Guarantors.

•
On October 5, 2016, the Wellstat Diagnostics Guarantors filed a motion for leave of the court to assert counterclaims against the Company, and certain officers and consultants of the Company, for (i) breach of fiduciary duty, (ii) intentional interference with prospective economic advantage, (iii) breach of the duty of good faith and fair dealing, and negligent misrepresentation. A hearing has been scheduled by the court regarding such motions and counterclaims for November 14, 2016.

PDL BioPharma, Inc.
Q3 2016
November 3, 2016

•
On October 24, 2016, in response to a request from the Wellstat Guarantors’ to stay the damages hearing pending resolution of the Wellstat Guarantors’ appeal of the Supreme Court’s summary judgment against them by the Appellate Division, a single justice of the Appellate Division granted a temporary stay of all proceedings before the Supreme Court until the Wellstat Guarantors’ motion to stay can be addressed by a three judge panel of the Appellate Division. The motion for a stay will be fully briefed and submitted for decision by the motions panel on November 9, 2016.

Direct Flow Medical, Inc.

•
On July 15, 2016, PDL and Direct Flow Medical entered into the fifth Amendment and Limited Waiver to the Credit Agreement. PDL funded an additional $1.5 million to Direct Flow Medical in the form of a note with substantially the same interest and payment terms as the existing loans and a conversion feature whereby the $1.5 million loan would convert into equity of Direct Flow Medical upon the occurrence of certain events.

•
On September 12, 2016, the Company and Direct Flow Medical entered into the sixth amendment and limited waiver to the credit agreement under which the Company funded an additional $1.5 million to Direct Flow Medical in the form of a note with substantially the same interest and payment terms as the existing loans. In addition, Direct Flow Medical agreed to issue to the Company a specified amount of warrants to purchase shares of convertible preferred stock at an exercise price of $0.01 per share.

•
On September 30, 2016, the Company and Direct Flow Medical entered into the tenth limited waiver to the credit agreement where the parties agreed, among other things, to (i) delay payment on all overdue interest payments until October 31, 2016, (ii) waive the initial principal repayment until October 31, 2016 and (iii) continue to waive the liquidity requirements until October 31, 2016. Further, Direct Flow Medical agreed to issue to the Company a specified amount of warrants to purchase shares of convertible preferred stock at an exercise price of $0.01 per share.

•	On October 31, 2016 the Company agreed to extend the waivers described above until November 30, 2016 and is exploring its options while Direct Flow Medical continues to seek additional financing.

Paradigm Spine Credit Agreement

•
On August 26, 2016, the Company received $57.5 million in connection with the prepayment of the loans under the Paradigm Spine Credit Agreement, which included a repayment of the full principal amount outstanding of $54.7 million, plus accrued interest and a prepayment fee.

kaleo, Inc.

•
PDL entered into a secured note purchase agreement with Accel 300, a wholly-owned subsidiary of kaléo, which as of June 30, 2016, had a principal balance of $144.8 million due to PDL. Interest payments due have been paid on time and in full through the second quarter of 2016, and kaléo has indicated that it intends to make payments due to PDL under the note agreement until Auvi-Q is returned to the market.

•
In October 2016, kaleo announced that Auvi-Q will be reintroduced to the market in the first half of 2017. kaleo indicated that the manufacturing problems experienced when Sanofi was making the product have been resolved by kaleo’s investment in an extensive new, automated manufacturing process that uses a production line composed entirely of robots with more than one hundred quality checks.

PDL BioPharma, Inc.
Q3 2016
November 3, 2016

Forward-looking Statements
This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company's royalty assets, restrict or impede the ability of the Company to invest in new income generating assets and limit the Company's ability to pay dividends are disclosed in the risk factors contained in the Company's Annual Report on Form 10-K, as updated by subsequent quarterly reports filed with the Securities and Exchange Commission, as updated by subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward looking statement except as required by law.

PDL BioPharma, Inc.
Q3 2016
November 3, 2016

Queen et al. Royalties
Royalty Revenue by Product ($ in 000's) *
Tysabri	Q1	Q2	Q3	Q4	Total
2016	13,970	14,232	14,958	—	43,160
2015	14,385	13,614	13,557	14,031	55,587
2014	12,857	13,350	16,048	15,015	57,270
2013	12,965	13,616	11,622	12,100	50,304
2012	11,233	12,202	11,749	12,255	47,439
2011	9,891	10,796	11,588	11,450	43,725
2010	8,791	8,788	8,735	9,440	35,754
2009	6,656	7,050	7,642	8,564	29,912
2008	3,883	5,042	5,949	6,992	21,866
2007	839	1,611	2,084	2,836	7,370
2006	—	—	—	237	237
* As reported to PDL by its licensees. Totals may not sum due to rounding.

PDL BioPharma, Inc.
Q3 2016
November 3, 2016

Queen et al. Sales Revenue
Reported Licensee Net Sales Revenue by Product ($ in 000's) *
Tysabri	Q1	Q2	Q3	Q4	Total
2016	465,647	474,379	498,618	—	1,438,644
2015	479,526	453,786	451,898	467,735	1,852,945
2014	428,561	442,492	534,946	500,511	1,906,510
2013	434,677	451,358	387,407	403,334	1,676,776
2012	374,430	401,743	391,623	408,711	1,576,508
2011	329,696	356,876	388,758	381,618	1,456,948
2010	293,047	287,925	293,664	316,657	1,191,292
2009	221,854	229,993	257,240	285,481	994,569
2008	129,430	163,076	200,783	233,070	726,359
2007	30,468	48,715	71,972	94,521	245,675
2006	—	—	—	7,890	7,890
* As reported to PDL by its licensee. Dates in above charts reflect when PDL receives royalties on sales. Sales occurred in the quarter prior to the dates in the above charts.
Totals may not sum due to rounding.